Exhibit 1.1

This is a translation into English of the original Dutch text provided for information purposes only and has no legal force.

ARTICLES OF ASSOCIATION
of
Stellantis N.V.
with corporate seat in Amsterdam, the Netherlands
dated 17 January 2021

Article 1.
Definitions
1.1    In these Articles of Association the following words shall have the following meanings:

Accountant	:a chartered accountant (registeraccountant) or other accountant referred to in Section 2:393 DCC, or an organisation in which such accountants work together;
Affiliate	:with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract (including as management or advisory company of a Person, it being further specified for the avoidance of doubt that a fund shall be deemed to be controlled by its management company) or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing;
Board of Directors	:the board of directors of the company;
Bpifrance	:Bpifrance Participations S.A., a company incorporated under the laws of France (société anonyme) registered with Créteil’s trade and company register under number 509 584 074, or any legal successor thereof (including by way of merger);
Bpifrance SA	:Bpifrance S.A., a company incorporated under the laws of France (société anonyme) registered with Créteil’s trade and company register under number 507 523 678, or any legal successor thereof (including by way of merger);
Chairman	:an executive Director with the title chairman;

Change of Control	:in respect of any shareholder that is not an individual, any direct or indirect transfer of shares in the capital of such shareholder in one or a series of related transactions as a result of which (i) a majority of the voting rights of such shareholder, (ii) the de facto ability to direct the casting of a majority of the votes exercisable at general meetings of such shareholder and/or (iii) the ability to appoint or remove a majority of the directors, executive directors or board members or executive officers of such shareholder or to direct the casting of a majority of the voting rights at meetings of the board of directors, management board or similar governing body of such shareholder, has been transferred to the transferee of such shares, provided that no change of control shall be deemed to have occurred if (a) the transfer of ownership and/or control is an intragroup transfer under the same controlling Person, (b) the transfer of ownership and/or control is the result of the succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree, (c) the fair market value of the Qualifying Common Shares held by such shareholder represents less than twenty percent (20%) of the total assets of the Transferred Group at the time of the transfer and the Qualifying Common Shares held by such shareholder, in the sole judgment of the company, are not otherwise material to the Transferred Group or the Change of Control transaction;
Chief Executive Officer	:an executive Director designated as chief executive officer / CEO;
class A special voting share	:a class A special voting share in the share capital of the company;
class B special voting share	:a class B special voting share in the share capital of the company;
common share	:a common share in the share capital of the company;
Concert	:a group of Persons comprising (i) a Person and (ii) any Person(s) Acting in Concert with such Person;
Director	:a member of the Board of Directors;
DCC	:the Dutch Civil Code;
Defaulting Person	:has the meaning ascribed to it in Article 15.4;
Effective Date	:the date on which the cross-border legal merger (grensoverschrijdende juridische fusie) pursuant to which Peugeot S.A. (as disappearing entity) has merged into the company became effective;
Excess Concert	:any Concert holding Excess Shares;
Excess Shares	:has the meaning ascribed to it in Article 16.2;
electing common shares	:common shares registered in the Loyalty Register for the purpose of becoming Qualifying Common Shares;
EPF	:Établissements Peugeot Frères S.A., a company incorporated under the laws of France (société anonyme) registered with Nanterre's trade and company register under number 875 750 317, or any legal successor thereof (including by way of merger);
EPF/FFP	:EPF and FFP taken together, provided that, if EPF ceases to be an Affiliate of FFP, EPF/FFP shall refer to FFP only;

Exor	:EXOR N.V., a public limited liability company (naamloze vennootschap), registered with the Dutch Trade Register under number 64236277, or any legal successor thereof (including by way of merger);
FFP	:FFP S.A., a company registered under the laws of France (société anonyme) registered with Nanterre's trade and company register under number 562 075 390, or any legal successor thereof (including by way of merger);
Final Registration Date	:the seventh (7th) day prior to the day of the general meeting, unless determined otherwise by the Board of Directors;
general meeting	:the body of the company consisting of shareholders entitled to vote, together with usufructuaries and pledgees to whom voting rights attributable to shares accrue or a meeting of shareholders and other Persons entitled to attend meetings of shareholders (as the case may be);
group company	:a group company as referred to in Section 2:24b DCC;
Global Works Council	:the global employee representation body to be set up by the company after the Effective Date;
Information Request Notice	:has the meaning ascribed to it in Article 15.3;
Interest	:a percentage of the company's issued share capital and/or voting rights in respect thereof held by the relevant Person or Concert, or at the relevant Person's or Concert's disposal, or deemed to be at such Person's or Concert's disposal ((geacht) te beschikken) within the meaning of Chapter 5.3.4 WFT, for the purpose of this definition including but not limited to shares and voting rights as defined in Section 5:33(1) WFT, but not taking into account such part of the Interest of a Person in respect of which such Person is exempt under Section 5:46 WFT (including, for the avoidance of doubt, the Interest of Cede & Co), and provided that in calculating the percentage of the Interest of a Concert the various interests referred to in Section 5:45 WFT of the members of such Concert related to shares in the company's capital or voting rights will be counted only once to the extent they relate to the same share(s) or voting right(s);
in writing	:by letter, by telecopier, by email, or by a legible and reproducible message otherwise sent (including electronically), provided that the identity of the sender can be reasonably established;
Loyalty Register	:the register kept by or on behalf of the company for the registration of electing common shares, including any Qualifying Common Shares;
Loyalty Transferee	:(i) with respect to any shareholder that is not an individual, any Affiliate of such shareholder (including any successor of such shareholder) that is beneficially owned in substantially the same manner (including percentage) as the beneficial ownership of the transferring shareholder or the beneficiary company as part of a statutory demerger (splitsing) of such shareholder and (ii) with respect to any shareholder that is an individual, any transferee of common shares following succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree;

Maximum Voting Threshold	:thirty percent (30%) of votes that could be cast at a general meeting, calculated and based solely on the registrations for that general meeting on the day following the Final Registration Date for that general meeting as included in the notice convening that general meeting;
Person	:any individual (natuurlijk persoon), firm, legal entity (in whatever form and wherever formed or incorporated), governmental entity, joint venture, association or partnership (including, without limitation, any shareholder);
Person Acting in Concert	:any Person with whom another Person: (a) is (or is deemed to be) acting in concert in relation to the company according to the definition of persons acting in concert ("personen met wie in onderling overleg wordt gehandeld") of Section 1:1 WFT, and/or (b) has a relationship as described in Section 5:45 (1 through 10) WFT in relation to shares in the company's capital and/or voting rights in respect thereof, and in respect of whom Section 5:45 (1 through 10) WFT applies, for the purpose of this subparagraph (b) including Persons exempt under Section 5:45(11) WFT and excluding Persons to the extent they are exempt under Section 5:46 WFT;
Person with Voting Rights	:has the meaning ascribed to it in Article 24.12;
Qualifying Common Shares	:with respect to any shareholder, the number of electing common shares that has for an uninterrupted period of at least three (3) years rightfully been registered in the Loyalty Register in the name of such shareholder or its Loyalty Transferee(s), and continue to be so registered. For the avoidance of doubt, it is not necessary that specific common shares satisfy the requirements as referred to in the previous sentence in order for a number of common shares to qualify as Qualifying Common Shares; accordingly, it is permissible for common shares to be substituted into the Loyalty Register for different common shares without affecting the total number of Qualifying Common Shares or the total number of common shares that would become Qualifying Common Shares after an uninterrupted period of at least three (3) years after registration in the Loyalty Register held by the shareholder or its Loyalty Transferee(s);
Qualifying Shareholder	:a holder of one (1) or more Qualifying Common Shares;
Record Date	:has the meaning ascribed to it in Article 24.12;
Reference Affiliate	:means, (i) with respect to Exor, any Affiliate thereof, (ii) with respect to EPF, any Affiliate of EPF or FFP and (iii), with respect to Bpifrance, Lion Participations S.A.S. and any Affiliate of Bpifrance SA that is controlled by Bpifrance SA, in each case including only such Affiliates (x) to which Exor, EPF, FFP, Bpifrance or Lion Participations S.A.S., as the case may be, had transferred shares of Peugeot S.A. or common shares, or (y) which have acquired shares of Peugeot S.A. or common shares, in both (x) and (y) after the seventeenth day of December two thousand and nineteen; it being specified that (i) if EPF ceases to control FFP, FFP and its Affiliates shall no longer be Reference Affiliates of EPF and (ii) if Bpifrance SA ceases to control Lion Participations S.A.S., Lion Participations S.A.S and its affiliates shall no longer be Reference Affiliates of Bpifrance;
Senior Independent Director	:the non-executive Director designated as senior independent Director and who shall serve as the chair of the Board of Directors referred to under Dutch law;

Share	:a share in the share capital of the company; unless the contrary is apparent, this shall include each common share and each special voting share;
Shareholder	:a holder of one (1) or more shares; unless the contrary is apparent, this shall include each holder of common shares and/or special voting shares;
special capital reserve	:has the meaning ascribed to it in article 29.1;
special voting share	:a class A special voting share or class B special voting share in the share capital of the company;
special voting shares dividend reserve	:has the meaning ascribed to it in article 29.2;
subsidiary	:a subsidiary of the company as referred to in Section 2:24a DCC;
Suspended Rights	:has the meaning ascribed to it in Article 16.3;
SVS Conditions	:has the meaning ascribed to it in Article 6.2;
SVS Foundation	:Stichting Stellantis SVS;
Transferor	:has the meaning ascribed to it in Article 16.5;
Transferor Excess Shares	:has the meaning ascribed to it in Article 16.5;
Transferred Group	:the relevant shareholder together with its Affiliates, if any, over which control was transferred as part of the same change of control transaction within the meaning of the definition of Change of Control;
Voting Restriction Notice	:has the meaning ascribed to it in Article 16.2; and
WFT	:the Financial Supervision Act (Wet op het financieel toezicht).
1.2    References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent. References to a "Concert" shall, where applicable, be interpreted as referring to all members of such Concert jointly; similar phrases and references shall be interpreted accordingly.

1.3    Any reference to a gender includes all genders.

Article 2.
Name and corporate seat

2.1    The name of the company is: Stellantis N.V.

2.2    The company has its corporate seat in Amsterdam, the Netherlands.

2.3    The place of effective management of the company shall be a place in the Netherlands, unless another place outside the Netherlands is designated as the place of effective management by resolution of the general meeting approved in accordance with the provision of Article 30.1.

Article 3.
Objects

3.1    The objects for which the company is established are to carry on, either directly or through wholly or partially-owned companies and entities, activities relating in whole or in any part to passenger and commercial vehicles, transport, mechanical engineering, energy, engines, capital machinery and equipment and related goods and propulsion, as well as any other manufacturing, commercial, financial or service activity.

3.2    Within the scope and for the achievement of the purposes mentioned in Article 3.1, the company may:

(a)    operate in, among other areas, the mechanical, electrical, electro mechanical, thermo mechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other service industries;
(b)    acquire shareholdings and interests in companies and enterprises of any kind or form and purchase, sell or place shares, debentures, bonds, promissory notes or other securities or evidence of indebtedness;
(c)    provide financing to companies and entities it wholly or partially owns and carry on the technical, commercial, financial and administrative coordination of their activities;
(d)    provide or arrange for the provision (including through partially owned entities) of financing for distributors, dealers, retail customers, vendors and other business partners and carry on the technical, commercial, financial and administrative coordination of their activities;
(e)    purchase or otherwise acquire, on its own behalf or on behalf of companies and entities it wholly or partially owns, the ownership or right of use of intangible assets providing them for use by those companies and entities;
(f)    promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof;
(g)    undertake, on its own behalf or on behalf of companies and entities it wholly or partially owns, any investment, real estate, financial, commercial, or partnership transaction whatsoever, including the assumption of loans and financing in general and the granting to third parties of endorsements, surety ships and other guarantees, including real security; and
(h)    undertake and perform any management or support services or any other activity ancillary, preparatory or complementary to any of the above.

Article 4.
Share capital and shares

4.1    The authorized share capital of the company amounts to ninety million euro (EUR 90,000,000), divided into four billion five hundred million (4,500,000,000) common shares with a nominal value of one eurocent (EUR 0.01) each, four billion four hundred ninety-nine million seven hundred and fifty thousand (4,499,750,000) class A special voting shares with a nominal value of one eurocent (EUR 0.01) each and two hundred and fifty thousand (250,000) class B special voting shares with a nominal value of one eurocent (EUR 0.01) each.

4.2    When shares are subscribed for, the nominal value thereof and, if the shares are subscribed at a higher amount, the difference between such amounts, shall be paid-up, without prejudice to the provision of Section 2:80 paragraph 2 DCC. Where shares of a particular class are subscribed at a higher amount than the nominal value, the difference between such amounts shall be carried to the share premium reserve of that class of shares.

4.3    Upon the establishment of a right of pledge on a common share or the creation or transfer of a right of usufruct on a common share, the right to vote may be vested in the pledgee or the usufructuary, with due observance of the relevant provisions of Dutch law.

4.4    Both the holder of one or more common shares without voting right and the pledgee or usufructuary of one or more common shares with voting right shall have the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.

4.5    No right of pledge can be established on a special voting share.

4.6    The voting rights attributable to a special voting share that is subject to an usufruct vest in the shareholder concerned.

4.7    The usufructuary of one or more special voting shares shall not have the rights conferred by law upon holders of depositary receipts issued with a company's cooperation for shares in its share capital.

4.8    The company may cooperate in the issuance of registered depositary receipts for common shares, but only pursuant to a resolution to that effect of the Board of Directors. Each holder of such depositary receipts shall have the rights conferred by law or by the applicable depositary agreement upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.

Article 5.
Option right SVS Foundation

5.1    The SVS Foundation has the right to subscribe for a number of class A special voting shares up to the number of class A special voting shares included in the company's authorized share capital from time to time.

5.2    Pursuant to Article 29.1, class A special voting shares issued to the SVS Foundation are paid-up out of the special capital reserve.

5.3    The Board of Directors may implement Article 5.1 in further detail through an agreement, instrument or otherwise and the terms of such implementation may be amended by the Board of Directors.

Article 6.
Holding requirement in respect of special voting shares

6.1    Special voting shares may only be held by a Qualifying Shareholder, the SVS Foundation and the company itself. A Qualifying Shareholder cannot hold more than one (1) special voting share for each Qualifying Common Share held by such shareholder. Other than as provided in Articles 9.8 and 9.9, there shall be no limit on the number of special voting shares that may be held by the SVS Foundation and the company.
6.2    The Board of Directors shall set the terms and conditions relating to the issuance, allocation, acquisition, holding, repurchase and transfer of special voting shares (the "SVS Conditions"). The SVS Conditions may be amended pursuant to a resolution by the Board of Directors, provided, however, that any amendment that is not merely technical and is material to shareholders that are registered in the Loyalty Register, will be subject to the approval of the general meeting unless such amendment is required to ensure compliance with applicable law or regulations or the listing rules of any securities exchange on which the common shares are listed.
6.3    In the event of a Change of Control in respect of a Qualifying Shareholder or in the event that a Qualifying Shareholder requests that some or all of its Qualifying Common Shares be de-registered from the Loyalty Register in accordance with Article 12.5, or transfers some or all of its Qualifying Common Shares to any other party (other than a Loyalty Transferee):

(a)    a corresponding number of Qualifying Common Shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect and as a consequence shall no longer qualify as Qualifying Common Shares; and
(b)    such shareholder shall be obliged to immediately offer and transfer a number of special voting shares equal to the number of Qualifying Common Shares referred to in Article 6.3(a) to the company and any and all voting rights attached to such special voting shares will be suspended upon the issue of a notice by the company.

6.4    In the event of a Change of Control in respect of a shareholder who is registered in the Loyalty Register but is not yet a Qualifying Shareholder with respect to one or more of its common shares, a corresponding number of common shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect.

6.5    In respect of special voting shares offered to the company pursuant to Article 6.3, the offering shareholder and the company shall determine the consideration, if any. Pursuant to Section 2:87a(3) DCC, a shareholder may request the company to engage an independent expert to determine the consideration, if any, for the offered special voting shares. The independent expert shall be selected by the company.

Article 7.
Issuance of shares

7.1    The general meeting or alternatively the Board of Directors, if it has previously been designated to do so by the general meeting, shall have authority to resolve on any issuance of shares.

7.2    The general meeting or the Board of Directors if so designated in accordance with Article 7.1, shall decide on the price and the further terms and conditions of issuance, with due observance of what is required in relation thereto in the law and in these Articles of Association.

7.3    If the Board of Directors is designated to have authority to decide on the issuance of shares by the general meeting, such designation shall specify the class of shares and the maximum number of shares that can be issued under such designation. When making such designation the duration thereof, which shall not be for more than five (5) years, shall be resolved upon at the same time. The designation may be extended from time to time for periods not exceeding five (5) years from the date of such extension. The designation may not be withdrawn unless otherwise provided in the resolution in which the designation is made.

7.4    Within eight (8) days after the passing of a resolution of the general meeting to issue shares or to designate the Board of Directors as provided in Article 7.1, the company shall deposit the complete text of such resolution at the office of the Dutch trade register. Within eight (8) days after the end of each quarter of the financial year, the company shall notify the Dutch trade register of each issuance of shares which occurred during such quarter. Such notification shall state the number of shares issued and their class. Failure to duly make such notification shall neither affect the authority of the general meeting or the Board of Directors to issue shares nor the validity of the shares issued.

7.5    What has been provided in Articles 7.1 up to and including 7.4 shall mutatis mutandis be applicable to the granting of rights to subscribe for shares, but shall not be applicable to the issuance of shares to Persons exercising a previously granted right to subscribe for shares.

7.6    Payment for shares shall be made in cash unless another form of contribution has been agreed. Payment in a currency other than euro may only be made with the consent of the company. Payment in a currency other than euro will discharge the obligation to pay up the nominal value to the extent that the amount paid can be freely exchanged into an amount in euro equal to the nominal value of the relevant shares. The rate of exchange on the day of payment will be decisive, unless the company requires payment against the rate of exchange on a specified date which is not more than two (2) months before the last day on which payment for such shares is required to be made, provided that such shares will be admitted to trading on a regulated market or multilateral trading facility as referred to in Section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) or a regulated market or multilateral trading facility of a state, which is not a European Union member state, which is comparable thereto.

7.7    The Board of Directors is expressly authorized to enter into the legal acts referred to in Section 2:94 DCC, without the prior consent of the general meeting.

Article 8.
Right of pre-emption

8.1    Subject to this Article 8, in the event of an issuance of common shares, every holder of common shares shall have a right of pre-emption with regard to the common shares to be issued in proportion to the aggregate nominal value of his common shares, provided however that no such right of pre-emption shall exist in respect of shares to be issued to employees of the company or of a group company pursuant to any option plan of the company.

8.2    A shareholder shall have no right of pre-emption for shares that are issued against a non-cash contribution.

8.3    In the event of an issuance of special voting shares, shareholders shall not have any right of pre-emption.

8.4    The general meeting or the Board of Directors, as the case may be, shall decide when passing the resolution to issue shares in which manner the shares shall be issued and, to the extent that rights of pre-emption apply, within what period those rights may be exercised.

8.5    The company shall give notice of an issuance of shares that is subject to a right of pre-emption and of the period during which such right may be exercised by announcement in the Dutch State Gazette and in a nationally distributed newspaper.

8.6    The right of pre-emption may be exercised during a period of at least two (2) weeks after the announcement in the Dutch State Gazette.

8.7    Subject to this Article 8, the right of pre-emption may be limited or excluded by a resolution of the general meeting or a resolution of the Board of Directors if the Board of Directors has been designated to do so by the general meeting and provided the Board of Directors has also been authorized to resolve on the issuance of shares. In the proposal to the general meeting to limit or exclude pre-emption rights the reasons for the proposal and a substantiation of the proposed issuance price shall be explained in writing. With respect to designation of the Board of Directors the provisions of the last three sentences of Article 7.3 shall apply mutatis mutandis.

8.8    For a resolution of the general meeting to limit or exclude the right of pre-emption or to designate the Board of Directors as authorized to do so, an absolute majority of the votes cast is required to approve such resolution, provided, however, that if less than one half of the issued share capital is represented at the meeting, then a majority of at least two thirds of the votes cast is required to adopt such resolution. Within eight (8) days from the resolution the company shall deposit a complete text thereof at the office of the Dutch trade register.

8.9    When rights are granted to subscribe for common shares the shareholders shall also have a right of pre-emption with respect to such rights; what has been provided hereinbefore in this Article 8 shall apply mutatis mutandis. Shareholders shall have no right of pre-emption in respect of shares that are issued to anyone who exercises a previously acquired right.

Article 9.
Acquisition or disposal by the company of shares in its own share capital

9.1    The company shall at all times have the authority to acquire fully paid-up shares in its own share capital, provided that such acquisition is made for no consideration (om niet).

9.2    The company shall also have authority to acquire fully paid-up shares in its own share capital or depositary receipts thereof for consideration, if:

(a)    the general meeting has authorized the Board of Directors to make such acquisition - which authorization shall be valid for no more than eighteen (18) months - and has specified the number of shares which may be acquired, the manner in which they may be acquired and the (criteria to establish the) limits within which the price must be set;
(b)    the company's equity, after deduction of the acquisition price of the relevant shares, is not less than the sum of the paid-in and called up portions of the share capital and the reserves that have to be maintained pursuant to Dutch law and these Articles of Association; and
(c)    the aggregate nominal value of the shares to be acquired and the shares in its share capital the company already holds, holds as pledgee or are held by a subsidiary, does not amount to more than one half of the issued share capital.

9.3    The company's equity as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of the company, the amount of the loans as referred to in Section 2:98c DCC and distributions from profits or reserves to any other Persons that became due by the company and its subsidiaries after the date of the balance sheet, shall be decisive for purposes of Article 9.2 subs (b) and (c). If more than six (6) months have elapsed since the end of a financial year without the annual accounts having been adopted, an acquisition in accordance with Article 9.2 shall not be allowed until such time as the annual accounts shall be adopted.

9.4    No authorization shall be required if the company acquires its own shares for the purpose of transferring the same to employees of the company or a group company under a scheme applicable to such employees. Such own shares must be officially listed on a price list of a stock exchange.

9.5    Articles 9.1, 9.2 and 9.3 shall not apply to shares which the company acquires under universal title of succession (algemene titel).

9.6    Any acquisition by the company of shares that have not been fully paid up shall be void, unless such shares are acquired under universal title of succession (algemene titel).

9.7    Any disposal of shares held by the company will require a resolution of the Board of Directors. Such resolution shall also stipulate any conditions of the disposal.

9.8    The company may, jointly with its subsidiaries, hold shares in its own capital exceeding one-tenth (10%) of its issued capital for no more than three (3) years after acquisition of shares for no consideration or under universal title of succession. Any shares held by the company in excess of the amount permitted shall transfer to the Directors jointly at the end of the last day of such three (3) year period. Each Director shall be jointly and severally liable to compensate the company for the value of the shares at such time, with interest at the statutory rate thereon from such time. For the purpose of this Article 9.8 the term shares shall include depositary receipts for shares and shares in respect of which the company holds a right of pledge.

9.9    Article 9.8 shall apply correspondingly to shares and depositary receipt for shares acquired by the company in accordance with Article 9.4 without the authorization of the general meeting and held by the company for more than one (1) year after acquisition thereof.

Article 10.

Reduction of the issued share capital

10.1    The general meeting shall have the authority to pass a resolution to reduce the issued share capital by:
(a)    cancelling (i) shares which the company holds in its own share capital or of which the company holds the issued depositary receipts or (ii) all issued class A special voting shares; or
(b)    reducing the nominal value of the shares by means of an amendment to these Articles of Association.

The shares to which such resolution relates shall be stated in the resolution and it shall also be stated therein how the resolution shall be implemented.

10.2    Subject to Article 10.3, a resolution to reduce the share capital shall require an absolute majority of the votes cast in a general meeting, provided, however, that such resolution shall require a majority of at least two-thirds of the votes cast in a general meeting if less than one half of the issued capital is represented at the meeting.

10.3    A resolution to cancel all issued class A special voting shares shall require a majority of at least two-thirds of the votes cast in a general meeting, subject to approval of the meeting of holders of the class A special voting shares.

10.4    Cancellation of class A special voting shares shall take place without the repayment of the nominal value of the special voting shares, which nominal value shall be added to the special capital reserve.

10.5    Any reduction of the nominal value of the common shares without repayment must be made pro rata on all common shares. Any reduction of the nominal value of the special voting shares shall take place without repayment.

10.6    A partial repayment on common shares shall only be allowed in implementation of a resolution to reduce the nominal value of the common shares. Such a repayment must be made in respect of all common shares on a pro rata basis. The pro rata requirement may be waived with the consent of all the holders of common shares.

10.7    The notice convening a general meeting at which a resolution to reduce the share capital is to be passed shall state the purpose of the reduction of the share capital and the manner in which effect is to be given thereto. Section 2:123 paragraphs 1 and 2 DCC shall apply mutatis mutandis.

10.8    The company shall deposit the resolutions referred to in Article 10.1 at the office of the Dutch trade register and shall publish a notice of such deposit in a nationally distributed daily newspaper; what has been provided in Section 2:100 paragraphs 2 up to and including 6 DCC shall be applicable to the company.

Article 11
Shares and share certificates

11.1    The shares shall be registered shares and they shall for each class be numbered as the Board of Directors shall determine.

11.2    The Board of Directors may resolve that, at the request of the shareholder, share certificates shall be issued in respect of common shares in such denominations as the Board of Directors shall determine, which certificates are exchangeable at the request of the shareholder.

11.3    Share certificates shall not be provided with dividend coupons or a talon.

11.4    Each share certificate carries the number(s), if any, of the common share(s) in respect of which they were issued.

11.5    The exchange referred to in Article 11.2 shall be free of charge.

11.6    Share certificates shall be signed by a Director. The Board of Directors may resolve that the signature shall be replaced by a facsimile signature.

11.7    The Board of Directors may determine that for the purpose of trading and transfer of common shares at a foreign stock exchange, share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.
11.8    On a request in writing by the party concerned and upon provision of satisfactory evidence as to title, replacement share certificates may be issued in respect of share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the company as the Board of Directors shall determine.

11.9    The costs of the issuance of replacement share certificates may be charged to the applicant. As a result of the issuance of replacement share certificates the original share certificates will become void and the company will have no further obligation with respect to such original share certificates. Replacement share certificates will bear the numbers of the documents they replace.

Article 12.
Register of shareholders and Loyalty Register

12.1    The Board of Directors shall appoint a registrar who shall keep a register of shareholders in which the name and address of each shareholder shall be entered, the number and class of shares held by each of them, and, in so far as applicable, the further particulars referred to in Section 2:85 DCC.

12.2    The registrar shall be authorized to keep the register of shareholders in an electronic form and to keep a part of the register of shareholders outside the Netherlands if required to comply with applicable foreign legislation or the rules of a stock exchange where the common shares are listed.

12.3    The Board of Directors shall determine the form and contents of the register of shareholders with due observance of the provisions of Articles 12.1 and 12.2 and Section 2:85 DCC.

12.4    The registrar shall separately administer a Loyalty Register which does not form part of the company’s register of shareholders. The registrar shall enter in the Loyalty Register the name and address of shareholders who have requested the Board of Directors to be registered in such register in order to become eligible to acquire special voting shares, recording the entry date and number and amount of common shares in respect of which the relevant request was made.

12.5    A holder of common shares that are included in the Loyalty Register may at any time request to de-register from the Loyalty Register some or all of its common shares included therein.

12.6    The register of shareholders and Loyalty Register shall be kept up to date regularly.

12.7    Upon request and free of charge, the registrar shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares with an extract from the register of shareholders and Loyalty Register in respect of their registration.

12.8    The registrar shall be authorized to disclose information and data contained in the register of shareholders and Loyalty Register and/or have the same inspected to the extent that this is requested to comply with applicable legislation or rules of a stock exchange where the shares are listed from time to time.

Article 13.
Transfer of shares

13.1    The transfer of shares or of a restricted right thereto shall require an instrument intended for such purpose and, save when the company itself is a party to such legal act, the written acknowledgement by the company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy by the notary or the transferor, or in the manner referred to in Article 13.2. Service of such instrument or such copy or extract on the company shall be considered to have the same effect as an acknowledgement.

13.2    Without prejudice to Article 13.1, if a share certificate has been issued for a common share, the shareholder must surrender such share certificate to the company before transferring such common shares.
The company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new share certificate registered in the name of the transferee.

13.3 The Board of Directors may resolve, with due observation of the statutory requirements, that Article 13.1 shall not apply to the common shares that are registered in the part of the shareholders register which is kept outside the Netherlands by a registrar appointed by the Board of Directors, and that the property law aspects of such common shares are governed by the requirements of the relevant foreign stock exchange.

Article 14.
Transfer restrictions in respect of special voting shares

14.1    Common shares are freely transferable. A transfer of special voting shares other than pursuant to Article 6.3 may only be effected with due observance of Articles 6.1 and 14.

14.2    A shareholder who wishes to transfer one or more special voting shares shall require the approval of the Board of Directors, except (i) if the corresponding Qualifying Common Shares are transferred to a Loyalty Transferee, in which case the corresponding special voting shares must be transferred to such Loyalty Transferee, (ii) for any transfer of special voting shares from the SVS Foundation to a Qualifying Shareholder or (iii) for any transfer of special voting shares from a shareholder to the company.

14.3    If the Board of Directors grants the approval, or if approval is deemed to have been granted as provided for in Article 14.4, the transfer must be effected within three (3) months of the date of such approval or deemed approval.

14.4    If the Board of Directors does not grant the approval, then the Board of Directors should at the same time provide the requesting shareholder with the names of one (1) or more prospective purchasers who are prepared to purchase all the special voting shares referred to in the request for approval, against payment in cash. If the Board of Directors does not grant the approval but at the same time fails to designate prospective purchasers, then approval shall be deemed to have been granted. The approval shall likewise be deemed granted if the Board of Directors has not made a decision in respect of the request for approval within six (6) weeks upon receipt of such request.

14.5    The requesting shareholder and the prospective purchaser accepted by him shall determine the purchase price referred to in Article 14.4 by mutual agreement. If they do not reach agreement on the purchase price, Article 6.5 shall apply mutatis mutandis.

Article 15.
Notification obligation

15.1    The Maximum Voting Threshold for a general meeting shall be published by the company on its website the day following the Final Registration Date for that general meeting as mentioned in the notice convening that general meeting. Each Person with Voting Rights shall, following the publication of the Maximum Voting Threshold for a general meeting, be required to notify the company in writing if such Person with Voting Rights, alone or together with any Person(s) Acting in Concert with him, would be able to exercise, directly or indirectly, voting rights on shares reaching or exceeding the Maximum Voting Threshold.

15.2    Notifications pursuant to Article 15.1 must be made forthwith (onverwijld).

15.3    Upon written request of the company to a Person with Voting Rights required to notify the company pursuant to Article 15.1 (for the purpose of this Article, an "Information Request Notice"), that Person with Voting Rights must, within three (3) days after the date of the Information Request Notice, provide the company with such information and/or documentation which the company may reasonably request in order to ascertain the composition, nature and size of the Interest of that Person with Voting Rights and the Person(s) Acting in Concert with him (if any).

15.4    If the company becomes aware that a Person with Voting Rights has failed to comply with any obligation imposed by this Article 15, the company may issue a written notice setting out that the Person with Voting Rights is in default under this Article 15 (the "Defaulting Person"). For as long as the Defaulting Person has not complied with its obligations under this Article 15, the right to attend and vote at general meetings with respect to all of such Person's shares shall be suspended. Article 16.5 shall apply mutatis mutandis with respect to the common shares held by such Person with Voting Rights.

15.5    For the purpose of Articles 15.3 and 15.4 the reference to "written" also includes the posting of a notice on the company's website.

Article 16.
Voting restrictions

16.1    No Person with Voting Rights, alone or together with any Person(s) Acting in Concert with him, may be able to exercise, directly or indirectly, voting rights on shares at a general meeting reaching or exceeding the Maximum Voting Threshold for that general meeting.

16.2    If a Person with Voting Rights, alone or together with any Person(s) Acting in Concert with him, would be able to exercise, directly or indirectly, voting rights on shares reaching or exceeding the Maximum Voting Threshold (the "Excess Shares"), the company shall prior to that general meeting issue a written voting restriction notice to such Person with Voting Rights (the "Voting Restriction Notice").

16.3    Upon receipt of a Voting Restriction Notice, the right of the relevant Person with Voting Rights to attend and vote at the relevant general meeting with respect to such Person's Excess Shares (the "Suspended Rights") shall automatically be suspended. The Voting Restriction Notice shall identify the shares of the Person with Voting Rights that qualify as Excess Shares.

16.4    The Suspended Rights will resume immediately after closing of the relevant general meeting, provided that the company shall determine prior to the next general meeting whether each Person with Voting Rights complies with the obligations set out in Article 16.1.
The company shall be entitled to take all appropriate actions to ensure that the suspension of the Suspended Rights is effective until the Suspended Rights resume in accordance with the provisions above.

If Excess Shares are held by Persons that are a member of an Excess Concert, the suspension of the Suspended Rights shall, to the extent possible, be effective proportional to their respective holdings, which proportionality will be discretionally determined by the company based on the information available to the company (and the company may rely on the available information without further investigation).

16.5    If a Person with Voting Rights wishes to dispose of all or part of its common shares that qualify as Excess Shares (such a Person, a "Transferor" and the common shares that qualify as Excess Shares, the "Transferor Excess Shares"), it will be able to do so through the public market as long as the common shares are admitted to trading on a regulated market or multilateral trading facility, as referred to in Section 1:1 WFT or an exchange or system of a non-member state that is comparable to a regulated market or multilateral trading facility. Each Person that wishes to acquire all or part of the Transferor Excess Shares through the public market shall qualify as a candidate purchaser (gegadigde) as referred to Section 2:87b(2) DCC. A Transferor that intends to dispose of its Transferor Excess Shares may request the company to engage an independent expert to determine and confirm that the sale price that can be realised through the public market for the Transferor Excess Shares is equal to the value of the Transferor Excess Shares. The independent expert shall be selected by the company. In addition, if (i) the common shares are no longer admitted to trading on a regulated market or multilateral trading facility, as referred to in Section 1:1 WFT or an exchange or system of a non-member state that is comparable to a regulated market or multilateral trading facility or (ii) the Transferor prefers to engage the company in the disposal process, a Transferor may request the company to assist that Transferor in connection with the disposal of the Transferor Excess Shares. Upon receipt of such request, the company shall be authorized to engage one or more professionals (including, without limitation, brokers and placement agents) in connection with such proposed disposal of the Transferor Excess Shares. The company shall designate within a period of three (3) months following the request of the Transferor one or more candidate purchaser (gegadigde) as referred to Section 2:87b(2) DCC (which may include the company) that are willing to acquire the Transferor Excess Shares for a price equal to the value of the Transferor Excess Shares determined by one or more independent experts selected by the company.

16.6    For the purpose of Article 16.2 the reference to "written" also includes the posting of a notice on the company's website.

Article 17.
Exemption

17.1    Articles 15, 16, 17 and 18 shall lapse following a resolution passed to that effect by the meeting of holders of common shares with a majority of at least two-thirds of the votes cast (for the avoidance of doubt, without giving effect to any votes exercisable through special voting shares).

17.2    Articles 15, 16, 17 and 18 shall lapse if a Person has made a public offer for the common shares, in accordance with applicable laws, and acquired more than fifty percent (50%) of the issued common shares as a result of such public offer. The percentage referred to in the previous sentence shall be deemed to include any common shares already held by such Person taken together with its Affiliates.

Article 18.
Legal title shareholder voting restrictions

18.1    In this Article 18, the following words shall have the following meanings:
Excess Shareholder: a Person that, alone or together with any Person Acting in Concert with him, may be able to exercise, directly or indirectly, voting rights on shares at a general meeting reaching or exceeding the Maximum Voting Threshold for that general meeting;

Excess Shareholder Shares: shares that are part of the Interest of an Excess Shareholder that qualify as Excess Shares (as defined in Article 16.2) of that Excess Shareholder;
Legal Title Excess Shareholder: a shareholder holding common shares that qualify as Excess Shareholder Shares;
LTES Suspended Rights: has the meaning ascribed to it in Article 18.4; and
LTES Voting Restriction Notice: has the meaning ascribed to it in Article 18.3.

18.2    A shareholder is not allowed to be a Legal Title Excess Shareholder.

18.3    If a shareholder qualifies as a Legal Title Excess Shareholder, the Company may issue a voting restriction notice to such Legal Title Excess Shareholder (the "LTES Voting Restriction Notice").

18.4    Upon receipt of the Voting Restriction Notice by a Legal Title Excess Shareholder, the right of that Legal Title Excess Shareholder to attend and vote at general meetings with respect to the common shares that qualify as Excess Shareholder Shares shall automatically be suspended (the suspended rights, the "LTES Suspended Rights").

18.5    Once the relevant Legal Title Excess Shareholder has complied with his obligations under Article 18.2, as determined by the company, the LTES Suspended Rights will resume as of such moment.

18.6    The company shall be entitled to take all appropriate actions to ensure that the suspension of the LTES Suspended Rights is effective until the LTES Suspended Rights resume in accordance with Article 18.5.

Article 19.
Board of Directors: appointment, suspension and dismissal

19.1    The company shall have a Board of Directors, consisting of three (3) or more Directors, comprising both Directors having responsibility for the day-to-day management of the company (executive Directors) and Directors not having such day-to-day responsibility (non-executive Directors), in each case subject to the allocation of tasks among executive Directors and non-executive Directors in accordance with article 20.3. The Board of Directors as a whole will be responsible for the strategy of the company. The majority of the Directors shall consist of non-executive Directors.

19.2    Subject to Articles 19.1 and 19.3, the Board of Directors shall determine the number of Directors.

19.3    The general meeting shall appoint the Directors and takes into account the following, subject to Articles 19.5, 19.6 and 19.7:
(a)    two (2) Directors shall be appointed upon a binding nomination by Exor, provided that if, (i) Exor and its Reference Affiliates jointly hold less than eight percent (8%) but no less than five percent (5%) of the issued and outstanding common shares, one (1) Director shall be appointed upon a binding nomination by Exor and (ii) Exor and its Reference Affiliates jointly hold less than five percent (5%) of the issued and outstanding common shares, Exor shall not have a right to make any binding nomination of Directors and the rights of Exor under this Article 19.3(a) shall lapse;

(b)    one (1) Director shall be appointed upon a binding nomination by EPF/FFP, provided that if, within six (6) years after the Effective Date or on the sixth (6th) anniversary of the Effective Date, (i) EPF, FFP and their respective Reference Affiliates jointly hold eight percent (8%) or more of the issued and outstanding common shares and (ii) the rights of Bpifrance under Articles 19.3(c) and 19.3(d) have lapsed, two (2) Directors shall be appointed upon a binding nomination by EPF/FFP and provided further that if, (A) EPF, FFP and their respective Reference Affiliates jointly cease to hold eight percent (8%) or more, but still hold no less than five percent (5%) of the issued and outstanding common shares, one (1) Director shall be appointed upon a binding nomination by EPF/FFP and (B) EPF, FFP and their respective Reference Affiliates jointly hold less than five percent (5%) of the issued and outstanding common shares, EPF/FFP shall not have a right to make any binding nomination of Directors and the rights of EPF/FFP under this Article 19.3(b) shall lapse;
(c)    one (1) Director shall be appointed upon a binding nomination by Bpifrance, provided that if, Bpifrance and its Reference Affiliates jointly hold less than five percent (5%) of the issued and outstanding common shares, Bpifrance shall not have a right to make any binding nomination of Directors and the rights of Bpifrance under this Article 19.3(c) shall lapse;
(d)    one (1) Director shall be appointed upon a binding nomination by (i) EPF/FFP, provided that EPF, FFP and their Reference Affiliates jointly hold more than four percent (4%) but less than five percent (5%) of the issued and outstanding common shares or (ii) Bpifrance, provided that Bpifrance and its Reference Affiliates jointly hold more than four percent (4%) but less than five percent (5%) of the issued and outstanding common shares, if:
(a)    (i) the rights of EPF/FFP under Article 19.3(b) or (ii) the rights of Bpifrance under Article 19.3(c) have not lapsed; and
(b)    EPF/FFP, Bpifrance and their respective Reference Affiliates jointly hold eight percent (8%) or more of the issued and outstanding common shares, provided that, while a director is nominated by Bpifrance pursuant to this Article 19.3(d), EPF/FFP shall not have the right to nominate a second director pursuant to Article 19.3(b). For the avoidance of doubt, if on the sixth (6th) anniversary of the Effective Date, the conditions set forth in Article 19.3(b) are satisfied, EPF/FFP shall be entitled to nominate a second director in replacement of the Bpifrance nominee in accordance with Article 19.3(b); and
(e)    two (2) non-executive Directors shall be appointed upon a nomination by the Global Works Council for a term of four (4) years starting from the Effective Date. In the event of a vacancy during the term referred to in the previous sentence, the Global Works Council may make a nomination for a person to fill the vacancy for the remainder of the term aforementioned.

19.4    Upon written request of the company, and in order to make the binding nominations, each Person as referred to under Article 19.3(a) up to 19.3(d) must - within ten (10) days upon written request of the company, which request must be received by the Person concerned at least fifteen (15) days prior to the deadline for making a binding nomination - provide the Board of Directors with:
(a)    documentation evidencing the ownership of common shares by the Person concerned and its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates), if and to the extent the common shares of that Person or Reference Affiliates are not registered in the shareholders register or Loyalty Register of the company in the name of that Person or Reference Affiliate; and

(b)    such other information and/or documentation which the company may reasonably request in order to ascertain that a Person is indeed a Reference Affiliate of the Person concerned as well as the nature of the interest in the common shares held by the Person concerned and its Reference Affiliates.
For as long as the Person concerned has not complied with providing the information referred to under this Article 19.4, the right to make a binding nomination for the appointment of one or more Directors shall be suspended. If the previous sentence applies, the Board of Directors shall make a binding nomination in lieu of the Persons listed in Article 19.3.

19.5    The binding nomination right of a Person as referred to under Article 19.3(a) up to 19.3(d) lapses upon a Change of Control of such Person.

19.6    If a Person and its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates) no longer reach the relevant threshold(s) as referred to under Article 19.3(a) up to 19.3(d) as a result of any event or series of events (including any issue of new shares) other than a transfer (including transfer under universal title) of common shares held by such Person or its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates) such event or series of events shall be disregarded for the purpose of determining whether that Person reaches the relevant threshold(s).
The binding nomination right of Bpifrance or EPF/FFP, if applicable, as referred to in Article 19.3(d) shall lapse six (6) years after the Effective Date.

19.7    Once lapsed in accordance with this Article 19, the binding nomination right of a Person as referred to under Article 19.3(a) up to 19.3(d) cannot be reinstated.

19.8    The general meeting may at all times overrule a binding nomination for the appointment of a Director by a two-thirds majority of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued share capital. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. Each time a binding nomination is overruled, the relevant shareholder(s) of the company, as referred to under Article 19.3(a) up to 19.3(d), or the Board of Directors, as the case may be, may make a new binding nomination for such vacancy.

19.9    The general meeting shall at all times have power to suspend or to dismiss any Director. A resolution of the general meeting to suspend or dismiss a Director appointed upon a binding nomination shall require a majority of at least two-thirds of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued share capital, unless the Person who made the binding nomination for such director supports the suspension or dismissal (as the case may be). A second meeting as referred to in Section 2:120(3) of the Dutch Civil Code cannot be convened.

19.10    Without prejudice to Article 19.3(e) and the second sentence of this Article 19.10, the term of office of Directors will be for a period of two (2) years, provided however that unless such Director has resigned at an earlier date the term of office shall lapse immediately after the close of the first annual general meeting held after two (2) years have lapsed since his appointment. By a resolution of the general meeting, at the proposal of the Board of Directors, the period of two (2) years referred to in the preceding sentence may be deviated from.

A Director appointed upon a binding nomination by a Person as referred to under Article 19.3(a) up to 19.3(d) will resign at the earlier of (i) the end of the term referred to in the previous sentence, (ii) ten (10) days after the date that Person and its Reference Affiliates (and, in case of EPF, FFP and their Reference Affiliates) no longer reach the relevant threshold(s) as referred to under Article 19.3(a) up to 19.3(c) or (iii) only with respect to a Director appointed upon a binding nomination as referred to under Article 19.3(d), six years after the Effective Date.
If as a result of resignations or other reasons the majority of the Directors appointed is no longer in office, a general meeting will be convened on an urgent basis by the Directors still in office for the purpose of appointing new Directors. In such case, the term of office of all Directors in office that are not reappointed at that general meeting will be deemed to have expired at the end of the relevant meeting. Each Director may be reappointed for an unlimited number of terms.

19.11    The company shall have a policy in respect of the remuneration of the Directors. Such remuneration policy shall be adopted by the general meeting with an absolute majority of the votes cast.

19.12    With due observation of the remuneration policy referred to in Article 19.11 and the provisions of law, including those in respect of allocation of responsibilities between executive and non-executive Directors, the Board of Directors may determine the remuneration for the Directors in respect of the performance of their duties, provided that nothing therein contained shall preclude any Directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor and provided further that the executive Directors may not participate in the decision-making regarding the determination of the remuneration for the executive Directors.

19.13    The Board of Directors shall submit to the general meeting for its approval plans to award shares or the right to subscribe for shares. The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the Board of Directors and the criteria that shall apply to the award or any change thereto.

19.14    Failure to obtain the approval of the general meeting required under Article 19.13 shall not affect the powers of representation of the Board of Directors.

Article 20.
Management, regulations and decision-making

20.1    The Board of Directors shall exercise its duties, including but not limited to the oversight of the company, subject to the limitations contained in these Articles of Association.

20.2    The chairman of the Board of Directors as referred to by law shall be a non-executive Director and shall have the title Senior Independent Director. The Board of Directors may grant other titles to the Directors. The Board of Directors may furthermore appoint or delegate the appointment of a Secretary, who need not be selected from among the Directors.

20.3    The Board of Directors shall draw up board regulations to deal with matters that concern the Board of Directors internally.
The regulations shall include an allocation of tasks amongst the executive Directors and non-executive Directors and may provide for general or specific delegation of powers.

The regulations shall contain provisions concerning the manner in which meetings of the Board of Directors are called and held, including the decision-making process. Subject to Article 2.3, these regulations may provide that meetings may be held by telephone conference or video conference, provided that all participating Directors can follow the proceedings and participate in real time discussion of the items on the agenda.

20.4    The Board of Directors can only adopt valid resolutions when the majority of the Directors in office shall be present or represented at the meeting of the Board of Directors.

20.5    A Director may be represented by a co-Director if authorized in writing; provided that a Director may not act as proxy for more than one co-Director.

20.6    All resolutions shall be adopted by the favorable vote of the majority of the Directors present or represented at the meeting, unless provided otherwise in the regulations. Each Director shall have one (1) vote.

20.7    The Board of Directors shall be authorized to adopt resolutions without convening a meeting if all Directors shall have expressed their opinions in writing, unless one or more Directors shall object in writing to the resolution being adopted in this way prior to the adoption of the resolution.

20.8    The Board of Directors requires the approval of the general meeting for resolutions concerning an important change in the company's identity or character, including in any case:

(a)    the transfer to a third party of the business of the company or practically the entire business of the company;
(b)    the entry into or breaking off of any long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of far-reaching importance to the company; and
(c)    the acquisition or disposal by the company or a subsidiary of an interest in the share capital of a company with a value of at least one/third (1/3) of the company's assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of the company.

20.9    Failure to obtain the approval required under Article 20.8 shall not affect the powers of representation of the Board of Directors.

20.10    In the event of receipt by the Board of Directors of a third party offer to acquire a business or one or more subsidiaries for an amount in excess of the threshold referred to in Article 20.8(c), the Board of Directors shall, if and when such bid is made public, at its earliest convenience or otherwise in compliance with applicable law issue a public position statement in respect of such offer.

20.11    Subject to Article 19.10, if the office(s) of one or more Directors be vacated or if one or more Directors be otherwise unavailable, the remaining Directors or the remaining Director shall have the full power of the Board of Directors without interruption, provided however that in such event the Board of Directors shall have power to designate one or more Persons to temporarily assist the remaining Director(s) to manage the company. If the offices of all Directors be vacated or if all Directors be otherwise unable to act, the management shall temporarily be vested in the Person or Persons whom the general meeting shall appoint for that purpose.

20.12    A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the company and the enterprise connected with it. If there is such personal conflict of interest in respect of all Directors, the preceding sentence does not apply and the Board of Directors shall maintain its authority, subject to the approval of the general meeting.

Article 21.
Committees

21.1    The Board of Directors shall have power to appoint any committees, composed of Directors and officers of the company and of group companies.

21.2    The Board of Directors shall determine the specific functions, tasks and procedures, as well as the duration of any of the committees referred to in this Article 21.

Article 22.
Representation

22.1    The general authority to represent the company shall be vested in the Board of Directors and the Chief Executive Officer acting individually.

22.2    The Board of Directors or the Chief Executive Officer may also confer authority to represent the company, jointly or severally, to one or more individuals (procuratiehouders) who would thereby be granted powers of representation with respect to such acts or categories of acts as the Board of Directors or the Chief Executive Officer may determine and shall notify to the Dutch trade register. Such authority may be revoked provided that any authority conferred by the Board of Directors may be revoked only by the Board of Directors.

Article 23.
Indemnity

23.1    The company shall indemnify any and all of its Directors, officers, former Directors, former officers (including former directors and officers of Peugeot S.A., which has merged into the company) and any Person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.

23.2    Indemnification under this Article 23 shall continue as to any Person who has ceased to serve in the capacity which initially entitled such Person to indemnity under Article 23.1 related to and arising from such Person's activities while acting in such capacity. No amendment, modification or repeal of this Article 23 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

23.3    Notwithstanding Article 23.1 hereof, no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall be adjudged by the competent court or, in the event of arbitration, by an arbiter, in a final and non-appealable decision, to be liable for gross negligence or willful misconduct in the performance of such Person’s duty to the company.

23.4    The right to indemnification conferred in this Article 23 shall include a right to be paid or reimbursed by the company for any and all reasonable and documented expenses incurred by any Person entitled to be indemnified under this Article 23 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person's ultimate entitlement to indemnification; provided, however, that such Person shall undertake to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article 23.

Article 24.
General meeting

24.1    At least one (1) general meeting shall be held every year, which meeting shall be held within six (6) months after the close of the financial year.

24.2    Furthermore, general meetings shall be held in the case referred to in Section 2:108a DCC and as often as the Board of Directors, the Chairman, the Senior Independent Director or the Chief Executive Officer deems it necessary to hold them, without prejudice to what has been provided in Article 24.3.

24.3    Shareholders solely or jointly representing at least ten percent (10%) of the issued share capital may request the Board of Directors, in writing, to call a general meeting, stating the matters to be dealt with.
If the Board of Directors fails to call a meeting, then such shareholders may, on their application, be authorized by the interim provisions judge of the court (voorzieningenrechter van de rechtbank) to convene a general meeting. The interim provisions judge shall reject the application if he is not satisfied that the applicants have previously requested the Board of Directors in writing, stating the exact subjects to be discussed, to convene a general meeting.

24.4    General meetings shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands, and shall be called by the Board of Directors, the Chairman, the Senior Independent Director or the Chief Executive Officer, in such manner as is required to comply with the law and the applicable stock exchange regulations, no later than on the forty-second (42nd) day before the day of the meeting.

24.5    All convocations of general meetings and all announcements, notifications and communications to shareholders and other Persons entitled to attend the meeting shall be made by means of an announcement on the company’s corporate website and such announcement shall remain accessible until the relevant general meeting. Any communication to be addressed to the general meeting by virtue of law or these Articles of Association, may be either included in the notice, referred to in the preceding sentence or, to the extent provided for in such notice, on the company’s corporate website and/or in a document made available for inspection at the office of the company and such other place(s) as the Board of Directors shall determine.

24.6    In addition to Article 24.5, convocations of general meetings may be sent to shareholders and other Persons entitled to attend the meeting through the use of an electronic means of communication to the address provided by such shareholders and other Persons to the company for this purpose.

24.7    The notice shall state the place, date and hour of the meeting and the agenda of the meeting as well as the other data required by law.

24.8    An item proposed in writing by such number of shareholders and other Persons entitled to attend the meeting who, by law, are entitled to make such proposal, shall be included in the notice or shall be announced in a manner similar to the announcement of the notice, provided that the company has received the relevant request or a proposed resolution, including the reasons for putting the relevant item on the agenda, no later than on the sixtieth (60th) day before the day of the meeting.

24.9    The agenda of the annual general meeting shall contain, inter alia, the following items:

(a)    non-binding advisory vote on the remuneration report;
(b)    adoption of the annual accounts;
(c)    granting of discharge to the Directors in respect of the performance of their duties in the relevant financial year;
(d)    if applicable, the appointment of Directors;
(e)    discussion of the policy of the company on additions to reserves and on dividends, if any;
(f)    if applicable, the proposal to pay a dividend;

(g)    if applicable, discussion of any substantial change in the corporate governance structure of the company; and
(h)    any matters decided upon by the Person(s) convening the meeting and any matters placed on the agenda with due observance of Article 24.8.

24.10    The Board of Directors shall provide the general meeting with all requested information, unless this would be contrary to an overriding interest of the company. If the Board of Directors invokes an overriding interest, it must give reasons.

24.11    If a right of approval is granted to the general meeting by law or these Articles of Association (for instance as referred to in Article 19.13 and Article 20.8) or the Board of Directors requests a delegation of powers or authorization (for instance as referred to in Article 7), the Board of Directors shall inform the general meeting by means of a circular or explanatory notes to the agenda of all facts and circumstances relevant to the approval, delegation or authorization to be granted.

24.12    For the purpose of Articles 24 and 26, Persons with the right to vote or attend meetings shall be considered those Persons who have these rights at the twenty-eighth day prior to the day of the meeting (the "Record Date") and are registered as such in a register to be designated by the Board of Directors for such purpose, irrespective whether they will have these rights at the date of the meeting (each such Person with the right to vote (including, for the avoidance of doubt, a shareholder with voting rights), a "Person with Voting Rights"). In addition to the Record Date, the notice of the meeting shall further state the manner in which shareholders and other Persons entitled to attend the meeting may have themselves registered, the Final Registration Date for that general meeting and the manner in which the right to vote or attend the meeting can be exercised.

24.13    If a proposal to amend these Articles of Association is to be dealt with, a copy of that proposal, in which the proposed amendments are stated verbatim, shall be made available for inspection to the shareholders and other Persons entitled to attend the meeting, at the office of the company and on the website of the company, as from the day the general meeting is called until after the close of that meeting. Upon request, each of them shall be entitled to obtain a copy thereof, without charge.

Article 25.
Meetings of holders of shares of a specific class

25.1    Meetings of holders of a specific class must be held as frequently and whenever such a meeting is required by virtue of any statutory regulation or any regulation in these Articles of Association.

25.2    In deviation of Article 24.4, meetings of holders of a specific class may be convened no later than on the sixth (6th) day before the day of the meeting.

25.3    The provisions of Article 24, except for Articles 24.1, 24.4 (when it concerns the notice period), 24.8 and 24.9 apply mutatis mutandis to the meeting of holders of shares of a specific class.

Article 26.
Chairman, minutes, rights, admittance and voting

26.1    The general meeting shall be presided over by the Chairman or, in his absence, by the Senior Independent Director, or in the absence of both the Chairman and the Senior Independent Director, by the Person chosen by the Board of Directors to act as chairman for such meeting.

26.2    One of the Persons present designated for that purpose by the chairman of the meeting shall act as secretary of the meeting and take minutes of the business transacted. The minutes shall be adopted by the chairman of the meeting and the secretary of the meeting and signed by them in witness thereof.

26.3    The minutes of the general meeting shall be made available, on request, to the shareholders no later than three (3) months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three (3) months. The minutes shall then be adopted in the manner as described in Article 26.2.

26.4    If an official notarial record is made of the business transacted at the meeting then minutes need not be drawn up and it shall suffice that the official notarial record be signed by the notary.

26.5    As a prerequisite to attending the meeting and, to the extent applicable, exercising voting rights, the shareholders and other Persons entitled to attend the meeting shall be obliged to inform the Board of Directors in writing within the time frame mentioned in the convening notice. At the latest this notice must be received by the Board of Directors on the day mentioned in the convening notice.

26.6    Shareholders and other Persons entitled to attend the meetings may procure to be represented at any meeting by a proxy duly authorized in writing, provided they shall notify the company in writing of their wish to be represented at such time and place as shall be stated in the notice of the meetings. For the avoidance of doubt, such attorney is also authorized in writing if the proxy is documented electronically. The Board of Directors may determine further rules concerning the deposit of the powers of attorney; these shall be mentioned in the notice of the meeting.
26.7    The chairman of the meeting shall decide on the admittance to the meeting of Persons other than those who are entitled to attend.

26.8    For each general meeting, the Board of Directors may decide that shareholders and other Persons entitled to attend the meeting shall be entitled to attend, address and exercise voting rights at such meeting through the use of electronic means of communication, provided that shareholders and other Persons who participate in the meeting are capable of being identified through the electronic means of communication and have direct cognizance of the discussions at the meeting and the exercising of voting rights (if applicable). The Board of Directors may set requirements for the use of electronic means of communication and state these in the convening notice. Furthermore, the Board of Directors may for each general meeting decide that votes cast by the use of electronic means of communication prior to the meeting and received by the Board of Directors shall be considered to be votes cast at the meeting. Such votes may not be cast prior to the Record Date. Whether the provision of the foregoing two sentences applies and the procedure for exercising the rights referred to in that sentence shall be stated in the notice.

26.9    Prior to being allowed admittance to a meeting, a shareholder and each other Person entitled to attend the meeting, or their attorney, shall sign an attendance list, while stating his name and, to the extent applicable, the number of votes to which he is entitled. Each shareholder and other Person attending a meeting by the use of electronic means of communication and identified in accordance with Article 26.8 shall be registered on the attendance list by the Board of Directors. In the event that it concerns an attorney of a shareholder or another Person entitled to attend the meeting, the name(s) of the Person(s) on whose behalf the attorney is acting, shall also be stated. The chairman of the meeting may decide that the attendance list must also be signed by other Persons present at the meeting.

26.10    The chairman of the meeting may determine the time for which shareholders and others entitled to attend the general meeting may speak if he considers this desirable with a view to the order by conduct of the meeting as well as other procedures that the chairman considers desirable for the efficient and orderly conduct of the business of the meeting.

26.11    Every share (whether common or special voting) shall confer the right to cast one (1) vote.
Shares in respect of which the law determines that no votes may be cast shall be disregarded for the purposes of determining the proportion of shareholders voting, present or represented or the proportion of the share capital present or represented.

26.12    All resolutions shall be passed with an absolute majority of the votes validly cast unless otherwise specified in these Articles of Association or the DCC.
Blank votes shall not be counted as votes cast.

26.13    All votes shall be cast in writing or electronically. The chairman of the meeting may, however, determine that voting by raising hands or in another manner shall be permitted.

26.14    Voting by acclamation shall be permitted if none of the shareholders present or represented objects.

26.15    No voting rights shall be exercised in the general meeting for shares or depositary receipts thereof owned by the company or by a subsidiary. Pledgees and usufructuaries of shares owned by the company and its subsidiaries shall however not be excluded from exercising their voting rights, if the right of pledge or usufruct was created before the shares were owned by the company or a subsidiary. Neither the company nor any of its subsidiaries may exercise voting rights for shares in respect of which it holds a right of pledge or usufruct.

26.16    Without prejudice to the other provisions of this Article 26, the company shall determine for each resolution passed:
(a)    the number of shares on which valid votes have been cast;
(b)    the percentage that the number of shares as referred to under (a) represents in the issued share capital;
(c)    the aggregate number of votes validly cast; and
(d)    the aggregate number of votes cast in favour of and against a resolution, as well as the number of abstentions.

Article 27.
Audit

27.1    The general meeting shall appoint an accountant to examine the annual accounts drawn up by the Board of Directors, to report thereon to the Board of Directors, and to express an opinion with regard thereto.

27.2    If the general meeting fails to appoint the accountant as referred to in Article 27.1, this appointment shall be made by the Board of Directors.

27.3    To the extent permitted by law, the appointment provided for in Article 27.1 may be cancelled by the general meeting and if the appointment has been made by the Board of Directors, by the Board of Directors.

27.4    If present, the accountant may be questioned by the general meeting in relation to the accountant’s statement on the fairness of the annual accounts. The accountant shall therefore be invited to attend the general meeting convened for the adoption of the annual accounts.

Article 28.
Financial year, annual accounts and distribution of profits

28.1    The financial year of the company shall coincide with the calendar year.

28.2    The Board of Directors shall annually close the books of the company as at the last day of every financial year and shall within four (4) months thereafter draw up annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes. Within such four (4) month period the Board of Directors shall publish the annual accounts, including the accountant’s certificate, the management report and any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which common shares are listed.

28.3    The company shall publish its annual accounts and management report and the other documents referred to in Section 2:392 DCC in the English language and in accordance with Section 2:394 DCC.

28.4    If it is justified in view of the activities of the company or the international structure of its group, as determined by the Board of Directors, the company's annual accounts or its consolidated accounts may be prepared in a foreign currency.
28.5    The annual accounts shall be signed by all the Directors; should any signature be missing, then this shall be mentioned in the annual accounts, stating the reason.

28.6    The company shall ensure that the annual accounts, the management report and the other data referred to in Article 28.2 are available at its office as from the date on which the general meeting at which they are intended to be dealt with is called, as well as on the website of the company. The shareholders and those entitled to attend general meetings shall be permitted to inspect these documents at the company’s office and to obtain copies thereof free of charge.

28.7    The general meeting shall adopt the annual accounts.

Article 29.
Reserves and profits

29.1    The company shall maintain a special capital reserve to be credited against the share premium reserve exclusively for the purpose of facilitating any issuance or cancellation of special voting shares (the "special capital reserve"). Without prejudice to the next sentence, no distribution shall be made from the special capital reserve. The Board of Directors shall be authorized to resolve upon (i) any distribution out of the special capital reserve to pay up special voting shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favour of the share premium reserve.

29.2    The company shall maintain a separate dividend reserve for the special voting shares (the "special voting shares dividend reserve"). The special voting shares shall not carry any entitlement to any other reserve of the company. Distributions from the special voting shares dividend reserve shall be made exclusively to the holders of special voting shares in proportion to the aggregate nominal value of their special voting shares. Any distribution out of the special voting shares dividend reserve or the partial or full release of such reserve will require a prior proposal from the Board of Directors and a subsequent resolution of the meeting of holders of special voting shares.

29.3    From the profits, shown in the annual accounts, as adopted, such amounts shall be reserved as the Board of Directors may determine.

29.4    The profits remaining thereafter shall first be applied to allocate and add to the special voting shares dividend reserve an amount equal to one percent (1%) of the aggregate nominal value of all special voting shares outstanding at the end of the financial year to which the annual accounts pertain. The calculation of the amount to be allocated and added to the special voting shares dividend reserve shall occur on a time-proportionate basis. If special voting shares are issued during the financial year to which the allocation and addition pertains, then the amount to be allocated and added to the special voting shares dividend reserve in respect of these newly issued special voting shares shall be calculated as from the date on which such special voting shares were issued until the last day of the financial year concerned. The special voting shares shall not carry any other entitlement to the profits.

29.5    Any profits remaining thereafter shall be at the disposal of the general meeting for distribution of profits on the common shares only, subject to the provision of Article 29.6.

29.6    The distribution of profits shall be made after the adoption of the annual accounts, from which it appears that the same is permitted.

29.7    The company shall only have power to make distributions to shareholders and other Persons entitled to distributions to the extent the company's equity exceeds the sum of the paid in and called up part of the share capital and the reserves that must be maintained pursuant to Dutch law and these Articles of Association. No distribution of profits or other distributions may be made to the company itself for shares that the company holds in its own share capital.

29.8    The Board of Directors, or the general meeting upon a proposal of the Board of Directors, may resolve to make distributions from the company's share premium reserve or from any other reserve (other than the special capital reserve, to which Article 29.1 applies), provided that payments from the reserves other than the special voting shares dividend reserve may only be made to the holders of common shares.

29.9    The Board of Directors may resolve to make one or more interim distributions, provided that the requirements of Article 29.7 are duly observed as evidenced by an interim statement of assets and liabilities as referred to in Section 2:105 paragraph 4 DCC, taking into account Article 29.4. The provisions of Articles 29.2 and 29.3 shall apply mutatis mutandis.

29.10    The Board of Directors, or the general meeting upon a proposal of the Board of Directors, may resolve that distributions shall be made other than in cash, including, without limitation, in the form of common shares or shares in another listed company, provided that, in case of a distribution of common shares, the Board of Directors is designated as the body competent to pass a resolution for the issuance of common shares in accordance with Article 7. The Board of Directors may also resolve that distributions will be made payable either in euro or in another currency.

29.11    Distributions of profits and other distributions shall be made payable in the manner and at such date(s) and notice thereof shall be given as the Board of Directors, or the general meeting upon a proposal of the Board of Directors shall determine.

29.12    Distributions of profits and other distributions, which have not been collected within five (5) years and one (1) day after the same have become payable, shall become the property of the company.

Article 30.
Amendment of the Articles of Association

30.1    A resolution to amend these Articles of Association can only be passed by the general meeting pursuant to a prior proposal of the Board of Directors with an absolute majority of the votes cast, provided that a resolution to amend Articles 2.2 or 2.3 of these Articles of Association shall require a majority of at least two-thirds of the votes cast.

30.2    A specific right of Exor, EPF/FFP, and/or Bpifrance, as the case may be, set out in these Articles of Association, cannot be amended without the prior written approval of Exor, EPF/FFP, and/or Bpifrance, as the case may be, until the date such right has lapsed as described in these Articles of Association. For so long as any of Exor, EPF/FFP, or Bpifrance benefits from any specific right under these Articles of Association, any amendment of this Article 30.2 shall require its prior written consent.

Article 31.
Dissolution and winding-up

31.1    A resolution to dissolve the company can only be passed by a general meeting pursuant to a prior proposal of the Board of Directors. In the event a resolution is passed to dissolve the company, the Directors shall become liquidators (vereffenaars) of the dissolved company’s property, unless the general meeting resolves otherwise.

31.2    The general meeting shall appoint and decide on the remuneration of the liquidators.

31.3    Until the winding-up of the company has been completed, these Articles of Association shall to the extent possible, remain in full force and effect.

31.4    Whatever remains of the company's equity after all its debts have been discharged:
(a)    shall first be applied to distribute the aggregate balance of the share premium reserve and other reserves other than the special voting shares dividend reserve of the company to the holders of common shares in proportion to the aggregate nominal value of the common shares held by each of them;
(b)    secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the common shares will be distributed to the holders of common shares in proportion to the aggregate nominal value of common shares held by each of them;
(c)    thirdly, from any balance remaining, an amount equal to the aggregate amount of the special voting shares dividend reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them;
(d)    fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and
(e)    lastly, the balance remaining will be distributed to the holders of the common shares in proportion to the aggregate nominal value of common shares held by each of them.

31.5    After the company has ceased to exist the books and records of the company shall remain in the custody of the Person designated for that purpose by the liquidators for the period provided by law.

31.6    The liquidation shall be subject to the relevant provisions of Book 2, Title 1, DCC.

Article 32.
Transitional provision regarding the authorised share capital

Until the Board of Directors has deposited a declaration at the Dutch Trade Register that the class B special voting shares held by the Company on the Effective Date have been cancelled, Article 4.1 will read as follows:

4.1 The authorized share capital of the company amounts to ninety million euro (EUR 90,000,000), divided into four billion five hundred million (4,500,000,000) common shares with a nominal value of one eurocent (EUR 0.01) each, four billion and fifty million (4,050,000,000) class A special voting shares with a nominal value of one eurocent (EUR 0.01) each and four hundred and fifty million (450,000,000) class B special voting shares with a nominal value of one eurocent (EUR 0.01) each.

Article 33.
Transitional provision regarding the issue of shares and exclusion or limitation of pre-emptive rights

For a period of three (3) years effective as per the Effective Date, Articles 7.1 and 8.10 will read as follows:

7.1    The general meeting or alternatively the Board of Directors, if it has previously been designated to do so by the general meeting, shall have authority to resolve on any issuance of shares. For a period of three (3) years effective as per the Effective Date, the Board of Directors shall irrevocably be authorized to issue common shares or to grant rights to subscribe for common shares up to in aggregate (i) ten percent (10%) of the issued common shares for general corporate purposes as of the Effective Date, plus (ii) an additional ten percent (10%) of the issued common shares as of such date, if the issuance and/or the granting of rights to subscribe for common shares occurs in connection with of the acquisition of an enterprise or a corporation, or, if such issuance and/or the granting of rights to subscribe for common shares is otherwise necessary in the opinion of the Board of Directors.

8.10 For a period of three (3) years as of the Effective Date, the Board of Directors shall irrevocably be authorized to limit or exclude the right of pre-emption as set out in this Article 8 (including Article 8.9) in connection with the authorization of the Board of Directors as set out in Article 7.1.

Article 34.
Transitional provision regarding the composition of the Board of Directors

Articles 19.3(a), 19.3(b) and 19.3(c) must be interpreted taking into account the following:
19.3(a) If Exor and its Reference Affiliates jointly held less than five percent (5%) of the issued and outstanding common shares at the Effective Date, Exor shall not have any rights under Article 19.3(a).
19.3(b) If EPF, FFP and their respective Reference Affiliates jointly held less than five percent (5%) of the issued and outstanding common shares at the Effective Date, EPF/FFP shall not have any rights under Article 19.3(b).

19.3(c) If Bpifrance and its Reference Affiliates jointly held less than five percent (5%) of the issued and outstanding common shares at the Effective Date, Bpifrance shall not have any rights under Article 19.3(c).

Article 35.
Transitional provision regarding the composition of the Board of Directors

Until the Board of Directors has deposited a declaration at the Dutch Trade Register that the Global Works Council has been installed, Article 19.3(e) will read as follows:

19.3 (e) two (2) non-executive Directors shall be appointed upon nomination through a process involving one or more bodies representing the Stellantis N.V. employees, as determined by the Board of Directors, each for a term of four (4) years as of the Effective Date. In the event of a vacancy during the term referred to in the previous sentence, a nomination for a person to fill the vacancy for the remainder of the aforementioned term may be made through the same process referred to in the previous sentence.